Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely by the Offer to Purchase (as defined below), dated February 2, 2018, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares other than (i) holders of any Celgene-Owned Shares (as defined below), (ii) holders of any Company-Owned Shares (as defined below) and (iii) holders of Shares in any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. If Purchaser (as defined below) becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot do so, Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock

of

Juno Therapeutics, Inc.

at

$87.00 Net Per Share in Cash

by

Blue Magpie Corporation
a wholly-owned subsidiary of

Celgene Corporation

Blue Magpie Corporation, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Celgene Corporation, a Delaware corporation (“Celgene”), is offering to purchase all issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Juno Therapeutics, Inc., a Delaware corporation (“Juno”) (other than any Celgene-Owned Shares and Company-Owned Shares), at a price of  $87.00 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 2, 2018 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made for all outstanding Shares and not for options to purchase Shares or other equity awards. Tendering stockholders who have Shares registered in their names and who tender directly to Equiniti Trust Company (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it charges any brokerage fees or commissions in relation to participation in the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON MARCH 2, 2018, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.

The purpose of the Offer is for Celgene to acquire control of, and the entire equity interest in, Juno. Following the consummation of the Offer, Purchaser intends to effect the Merger (as defined below).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 21, 2018, among Celgene, Purchaser and Juno (the “Merger Agreement”), under which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Juno, with Juno as the surviving corporation and a wholly-owned subsidiary of Celgene (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than (i) any Shares owned immediately prior to the commencement of the Offer by (A) Juno (or held in Juno’s treasury) (the “Company-Owned Shares”), or (B) by Celgene, Purchaser or any other direct or indirect wholly-owned subsidiary of Celgene (the “Celgene-Owned Shares”) and (ii) any Shares as to which the holder thereof has properly exercised appraisal rights under Delaware law) will, without any further action on the part of the holder of such Share, be converted into the right to receive a price per share equal to the Offer Price, without any interest and subject to the withholding of taxes in accordance with the Merger Agreement, payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share. As a result of the Merger, Juno will cease to be a publicly traded company and will become wholly-owned by Celgene. The Merger Agreement is more fully described in the Offer to Purchase.

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The Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as described below), (ii) the Merger Agreement not having been terminated in accordance with its terms, (iii) the expiration or termination of the waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iv) there not having been issued by any governmental body of competent jurisdiction and remaining in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree, or ruling restricting, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger and there not being any legal requirement that has been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger, and (v) other customary conditions as described in “The Tender Offer—Section 11. Conditions of the Offer” of the Offer to Purchase. There is no financing condition to the Offer.

The Minimum Condition requires that at the Expiration Date, there have been validly tendered in the Offer and “received” by the “depositary” (as such terms are defined in Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”)) and not validly withdrawn Shares that, considered together with all other Shares owned by Celgene and its “affiliates” (as defined in Section 251(h) of the DGCL), represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer, as more fully described in the Offer to Purchase. For purposes of determining whether the Minimum Condition has been satisfied, Shares tendered in the Offer pursuant to guaranteed delivery procedures will be excluded unless and until such shares are actually received in accordance with the terms of the Offer. Celgene currently owns, directly or indirectly, 11,109,160 Shares, and Purchaser does not own any Shares.

The strategic committee of the Juno board of directors (the “Juno Board”) recommended that the Juno Board approve the Merger Agreement and the transactions contemplated thereby. By unanimous vote of those directors present, the Juno Board has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interest of, Juno and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Juno of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that the Merger will be effected under Section 251(h) of the DGCL, and (v) resolved to recommend that Juno’s stockholders tender their Shares to Purchaser pursuant to the Offer, in each case, on the terms and conditions of the Merger Agreement.

Subject to the provisions of the Merger Agreement, Purchaser and Celgene expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. Purchaser and Celgene have agreed in the Merger Agreement that they will not, without the prior written consent of Juno, waive or modify certain conditions as described in “The Tender Offer—Section 1. Terms of the Offer” of the Offer to Purchase. Subject to the provisions of the Merger Agreement, Purchaser reserves the right to, and under certain circumstances Juno may require Purchaser to, extend the Offer, as described in “The Tender Offer—Section 1. Terms of the Offer” of the Offer to Purchase.

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Any extension or amendment of the Offer, waiver of a condition of the Offer, delay in acceptance for payment or payment, or termination of the Offer will be followed promptly by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Purchaser may, with prior written consent of Juno, provide for a “subsequent offering period” (within the meaning of Rule 14d-11 under the Exchange Act). Subject to the terms and conditions of the Merger Agreement and the Offer, Purchaser will accept for payment, and pay for, all Shares that are validly tendered during any “subsequent offering period” promptly (within the meaning of Section 14e-1(c) under the Exchange Act) after any such Shares are validly tendered during the “subsequent offering period.” Purchaser does not intend to provide a subsequent offering period for the Offer, although Purchaser reserves the right to do so.

If Purchaser elects to provide or extend any subsequent offering period, a public announcement of such determination will be made no later than 9:00 a.m., Eastern time, on the next business day following the Expiration Date or date of termination of any prior subsequent offering period.

In the event that Celgene or Purchaser acquires, as a result of the Offer or otherwise, at least a majority of the issued and outstanding Shares, the Merger will be effected pursuant to Section 251(h) of the DGCL without a vote of Juno’s stockholders.

In order to validly tender Shares in the Offer, (i) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares through DTC, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase prior to the Expiration Date and either (A) certificates representing Shares tendered must be delivered to the Depositary, (B) the Letter of Transmittal must indicate the tender of Direct Registration Book-Entry Shares (as defined in the Offer to Purchase) or (C) tendered Shares must be properly delivered pursuant to the procedures for book-entry transfer described in the Offer to Purchase and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (ii) a stockholder must comply with the guaranteed delivery procedures set forth in the Offer to Purchase.

In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of  (a) certificates representing such Shares (“Share Certificates”), an indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares (as defined in “The Tender Offer—Section 3. Procedures for Tendering Shares” of the Offer to Purchase) or confirmation of the book-entry transfer (“Book-Entry Confirmations”) of such Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares” of the Offer to Purchase, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in “The Tender Offer—Section 3. Procedures for Tendering Shares” of the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending on when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn prior to the Expiration Date if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price for such Shares with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Upon deposit of such funds with the Depositary, Purchaser’s obligation to make such payments will be satisfied in full, and tendering stockholders must thereafter look only to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

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A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date, as described in “The Tender Offer—Section 4. Withdrawal Rights” of the Offer to Purchase. This right to withdraw will not, however, apply to Shares tendered in any “subsequent offering period,” if one is provided. For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in “The Tender Offer—Section 3. Procedures for Tendering Shares” of the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares” of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

*****

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Juno has provided Purchaser with Juno’s stockholder lists and security position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. The Offer to Purchase and related Letter of Transmittal and other related documents will be mailed to record holders of Shares whose names appear on Juno’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash in respect of a tender of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will each be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Holders of Shares are urged to consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them. For a more complete description of the principal U.S. federal income tax consequences of the Offer and the Merger, see the Offer to Purchase.

The Offer to Purchase and the related Letter of Transmittal and Juno’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the United States Securities and Exchange Commission in connection with the Offer contain important information and each such document should be read carefully and in its entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks, trust companies or other nominees. Such copies will be furnished promptly at Purchaser’s expense. Neither Celgene nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and Dealer Manager or as otherwise described in “The Tender Offer—Section 14. Fees and Expenses” of the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer.

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The Information Agent for the Offer is:

470 West Avenue
Stamford, CT 06902
(203) 658-9400

Banks and Brokerage Firms Call: (203) 658-9400

Stockholders Call Toll-Free: (800) 662-5200

E-mail: JUNO@morrowsodali.com

The Dealer Manager for the Offer is:

383 Madison Avenue
New York, NY 10179
Call Toll-Free: (877) 371-5947

Call Direct: (212) 622-4401

February 2, 2018

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